Exhibit 99.1

February 2, 2024

Board of Directors i.c.o. Green Stream Holdings, Inc.

201 E 52th St

Sheridan WY, 82801

Subject: Resignation from the Audit of Green Stream Holdings

Dear Board of Directors,

This letter is to formally notify you that Bush & Associates, CPA is resigning as the auditor of Green Stream Holdings, Inc. effective February 2, 2024. This decision has not been taken lightly and follows careful consideration of the circumstances that have led to this conclusion.

In accordance with the standards set by the Securities and Exchange Commission (SEC) and the American Institute of Certified Public Accountants (AICPA), we are required to outline the reasons for our resignation. Green Stream Holdings, Inc. will now be preparing and filing an S-4 and form 10. The Company has identified another CPA firm for which they will be engaging for such services. We have communicated with management and those charged with governance on January 31, 2024. It is of mutual interest that Bush & Associates, CPA will no longer continue as the Auditor.

Please be advised that our resignation requires Green Stream Holdings to inform the SEC of our withdrawal as your auditor through Form 8-K within four business days of this resignation, as stipulated under SEC regulations. We will also be filing the appropriate documentation with the SEC to formally document our resignation, including a detailed account of the reasons behind our decision, as required by the SEC's rules and regulations.

We recommend that Green Stream Holdings engage a new audit firm as soon as possible to ensure continuity in your financial reporting and compliance obligations. Our team will provide all necessary assistance and documentation to facilitate a smooth transition to your new auditors.

We have valued our relationship with Green Stream Holdings and are understandably resigning. We wish Green Stream Holdings the best in its future endeavors and remain committed to ensuring a professional and orderly transition.

Sincerely,

/s/ Chase Bush

Chase Bush, CPA

Managing Partner

Bush & Associates, CPA

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com	1 | P a g e